Exhibit 10.7

PARTNERSHIP AGREEMENT
REGARDING
NACHTWACHE METERING MANAGEMENT
VERMöGENSVERWALTUNGS GMBH & CO KG
DATED 8 SEPTEMBER 2005 (AS LAST AMENDED BY
RESOLUTION BY WAY OF CIRCULAR PROCEDURE ON
22 NOVEMBER 2007)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND
SOLICITORS SITZ: FRANKFURT AM MAIN · AG FRANKFURT AM MAIN PR 1000

PARTNERSHIP AGREEMENT
§ 1	NAME AND REGISTERED OFFICE

1.1	The name of the partnership shall be

Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG.

1.2	The partnership (“Partnership”) shall have its seat in Wiesbaden.

§ 2	PURPOSE OF THE PARTNERSHIP

2.1	The purpose of the Partnership shall be the acquisition, ownership and disposition of common shares and other interests in Elster Group S.à r.l, a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, having its seat in Luxembourg and its registered office at 2-4 Rue Beck, L-1222 Luxembourg, registered under B 103553 with the Luxembourg Register of Commerce and Companies (“Elster”). The common shares in Elster which the Partnership owns at any time, excluding the Additional Shares (if any) are hereunder referred to as “Shares”. Currently, the Partnership holds a total of 5,283 Shares with a total nominal value of EUR 132,075 in Elster. The preferred equities certificates issued by Elster and subscribed to by the Partnership are hereinafter referred to as “PECs” (Shares and PECs are hereinafter referred to as “Securities”). The Partnership has subscribed to 5,067,925 PECs with the total nominal value of EUR 5,067,925.

2.2	The Partnership shall be entitled to engage in any activities that directly or indirectly serve its purpose. The Partnership shall be entitled to dispose of any interest in Elster only in accordance with the provisions of this Partnership Agreement.

2.3	The Partnership is not entitled to become commercially (gewerblich) active.

2.4	The Partnership serves as the vehicle for certain members of the management of Elster and its subsidiaries from time to time (the “Group”) to participate in the growth and success of the Group. The Managers of the Group are herein referred to as the “Group Managers”).

§ 3	PARTNERSHIP CAPITAL/PARTNERS

3.1	The Partnership capital (Festkapital) shall be equal at all times to the Securities held by the Partnership (the “Fixed Capital”); i.e. the Fixed Capital shall be increased or decreased in the event of an acquisition or disposal of Securities. Each Limited Partner is participating in the Fixed Capital in an amount equal to the Securities the Partnership holds in her/his regard in accordance with the terms and conditions of the Investment and Shareholders’ Agreement regarding Investments in Elster Group S.à r.l dated 8 September 2005 (as amended from time to time, the “Investment Agreement”) (the “Manager’s Equity Stake”).

3.2	Each Limited Partner shall contribute an amount equal to his/her share in the Fixed Capital pursuant to Clause 3.1.

3.3	The general partner (Komplementärin) of the Partnership shall be Rembrandt Nachtwache Verwaltungs GmbH (“the General Partner”). The nominal capital of Rembrandt Nachtwache Verwaltungs GmbH amounts to EUR 25,000. Rembrandt Nachtwache Verwaltungs GmbH is registered in the commercial register of the local court of Wiesbaden under number HRB 21938. The General Partner shall hold no interest in the Partnership’s assets and shall not be obliged or entitled to make any partnership contribution.

3.4	Subject to the transfer of interests in the Partnership in accordance with § 5 hereof, the limited partners (Kommanditisten) (the “Limited Partners” or a “Limited Partner”) of the Partnership are:
–	Nachtwache Reserve GmbH, a company registered in the commercial register of the local court of Wiesbaden under number HRB 21981, (“the Reserve GmbH”);

–	Marc Strobel;

–	Gregor Hilverkus.
3.5	In addition to the liable capital contribution provided for in § 3.4, Reserve GmbH granted a shareholder loan to the Partnership in the amount of EUR 5,000,000 on 8 September 2005 (the “Loan”) and contributed this loan to the reserves of the Partnership on the date hereof. This additional contribution does not constitute liable capital and shall not be recorded in the commercial register as such. The additional contribution will be credited to the capital account III of Reserve GmbH.

3.6	The payment of the liable capital contributions and the additional contribution has been made prior to the execution of this Partnership Agreement.

3.7	The Managing Limited Partners (as the term is in defined in § 6.1) shall maintain a list of all Limited Partners setting forth their personal details (name, address, telephone number, telefax number and e-mail) and their respective interests in the Partnership. Each Limited Partner shall provide its personal details to the Managing Limited Partners and shall update the information as appropriate without undue delay. Each Limited Partner shall be individually responsible for any delays in contacting such Limited Partner if such delay occurs because the up to date personal details are not notified to the Managing Limited Partners in time.

§ 4	PARTNER’S ACCOUNTS

4.1	For each Limited Partner, the Partnership shall maintain a capital account I (Kapitalkonto I), a capital account II (Kapitalkonto II), a capital account III (Kapitalkonto III), a capital account IIIA (Kapitalkonto IIIA), collectively the “Capital Accounts”), a current account (Verrechnungskonto), a reserve account (Rücklagenkonto) and a loss carryover account (Verlustvortragskonto).

4.2	For each Limited Partner (other than Reserve GmbH) an amount of EUR 100.00 shall be posted at all times to Capital Account I; for Reserve GmbH an amount equal to the result of (i) EUR 10,000.00 minus (ii) the aggregate of the amounts posted to the Capital Accounts I for the Limited Partners other than Reserve GmbH from time to time shall be posted to Capital Account I.

4.3	For each Limited Partner the relevant portion (i) in case of Managers attributable to his Manager’s Equity Stake or, (ii) in case of Reserve GmbH held by the Partnership but not attributable to any Manager Equity Stake, of:
4.3.1	the Shares shall be posted to Capital Account II;

4.3.2	the PECs shall be posted to Capital Account III;

4.3.3	yield accrued on the PECs shall be posted to Capital Account IIIA;
4.4	For each Limited Partner the amount posted on Capital Account I shall be registered with the commercial register as Liable Capital Contribution. The Liable Capital Contributions have been paid in fully prior to the execution of this Partnership Agreement.

4.5	The Capital Accounts shall be maintained as fixed, non-interest-bearing accounts.

4.6	Withdrawal from the Capital Accounts shall be permissible only if expressly provided for in this Partnership Agreement or upon dissolution of the Partnership.

4.7	Any profits eligible for withdrawal, any sums withdrawn, interest, partners’ loans and other payments between each Limited Partner and the Partnership shall be booked to the current account. The current accounts shall not bear interest, provided that any negative balance in the current accounts shall bear interest at a rate of 6.8% per annum. For the purpose of any dealings between the General Partner and the Limited Partners (the “Partners”) inter se, such interest shall be deemed to constitute proceeds of the Partnership. The Partners shall only be entitled to withdraw any positive balance of their current accounts in accordance with §8.8 hereof.

4.8	Unless otherwise provided herein, any profits which may not be withdrawn, and any further contributions made by the Limited Partners in accordance with a resolution of the Partnership, shall be credited to the reserve accounts. These accounts shall neither bear interest, nor constitute liabilities of the Partnership but, in case of liquidation of the Partnership, do form the basis of a claim for repayment.

4.9	The pro rata shares of the Limited Partners in any losses shall be booked to the loss carryover accounts. The loss carryover accounts shall bear no interest. The loss carryover accounts shall not constitute liabilities of the Limited Partners. However, in the event that the Partnership is liquidated, the debit balances on these accounts shall be settled with priority, albeit that this shall not give rise to any obligation of the Limited Partners to make further capital contributions.

4.10	A current account shall be kept for the General Partner.

§ 5	ADMISSION OF ADDITIONAL PARTNERS, TRANSFER OF LIMITED PARTNERSHIP INTERESTS

5.1	The Partnership has been formed for certain Managers of the Group to serve as the vehicle for the Managers to participate in the growth and success of the Acquired Group during the period that such Manager is employed by the Group. Other than Reserve GmbH, each Limited Partner of the Partnership is or will be either a Manager of the Group himself or a corporate body, partnership, trust, association, insurance company or other person through or by which a Manager’s limited partnership interest or other interest in Management KG is held or managed on his behalf (such vehicle an “Investment Vehicle”) as approved by the Co-Investment Committee of Elster (the “Co-Investment Committee”).

5.2	The Partners do not expect to admit additional Limited Partners to the Partnership other than by way of a transfer of an existing limited partnership interest (or parts thereof) to another Manager (or his Investment Vehicle) in accordance with this Partnership Agreement.

5.3	All rights of a Partner in the Partnership including without limitation each Partners’ rights to the accounts set forth in § 4 as well as all rights (if any) in connection with the subscription by the Partnership to Additional Shares or Additional PECs (each as defined in § 10 and including, any rights under § 10.5), are hereinafter referred to as a “Limited Partnership Interest”.

5.4	Subject to § 5.5, any transfer of a Limited Partnership Interest or parts thereof shall require the prior written consent of the Co-Investment Committee. The Partners acknowledge that the Co-Investment Committee will not approve the transfer unless (i) the prospective new Limited Partner is either a Manager or such Manager’s Investment Vehicle, (ii) the prospective new Limited Partner has signed a Deed of Acknowledgement and Undertaking and (iii) the prospective new Limited Partner has become a party to the Arbitration Agreement (as defined in § 20.1). The documents referred to in this § 5.4 of this Partnership Agreement are to be delivered substantially in the form attached hereto as Annex 5.4.

5.5	The Partners acknowledge that Reserve GmbH under § 11 and § 13 of this Partnership Agreement has granted to and has received from each Limited Partner options to acquire its Limited Partnership Interest and that Reserve GmbH under certain circumstances is required to acquire the Limited Partner’s Limited Partnership Interest. The transfer of a Limited Partnership Interest (or parts thereof) by any Limited Partner to Reserve GmbH in performance of the obligations stipulated herein shall not require the consent of the Co-Investment Committee.

5.6	Unless approved by the Co-Investment Committee, no Manager shall be entitled to pledge or otherwise encumber his Limited Partnership Interest or his interest in the Investment Vehicle or to grant any sub-participation therein, or to otherwise agree to any legal arrangements making the exercise of his rights as a (direct or indirect) Limited Partner subject to approval by a third party or to agree to do any of the foregoing. The foregoing applies mutatis mutandis to the Investment Vehicle itself.

§ 6	MANAGEMENT AND REPRESENTATION

6.1	Mr. Marc Strobel and Gregor Hilverkus were appointed as the initial managing Limited Partner (geschäftsführender Kommanditist) (a “Managing Limited Partner”) Messrs. Howard Dyer (Chairman) and Mr. Christoph Schmidt-Wolf (CFO) are hereby each appointed as further Managing Limited Partners, their respective appointment becomes effective upon them acquiring their respective Limited Partnership Interests and registration thereof in the commercial register. Further Managing Limited Partners may be appointed and the appointment of Managing Limited Partners may be rescinded by way of a resolution of the Partnership. The appointment as a Managing Limited Partner shall become effective when accepted by the new appointee in writing vis-à-vis the General Partner or a Managing Limited Partner (if any). The rescission of the appointment shall become effective when notified in writing by the General Partner or a Managing Limited Partner to the other Managing Limited Partner. The individuals at any time appointed as Managing Limited Partners under or in accordance with this Partnership Agreement are herein referred to as “Managing Limited Partner”.

6.2	Each Managing Limited Partner is entitled to resign at his discretion. The resignation shall be in writing and shall become effective when received by one other Managing Limited Partner

(if any) or the General Partner, provided that, if the resignation would otherwise result in the Partnership not having an individual appointed as a Managing Limited Partner, the resignation shall become effective only upon a new Managing Limited Partner, who is a natural person, being properly appointed and such appointment being effective, to replace the resigning Managing Limited Partner. If one of the Managing Limited Partners ceases to be a partner, his appointment as Managing Limited Partner terminates automatically as of the time the transfer of his Limited Partnership Interest becomes effective. The Partnership shall have at any time at least two Managing Limited Partners. If the number of Managing Limited Partners falls below two for any reason, the General Partner shall appoint one or two Managing Limited Partner(s) (as necessary to re-establish two Managing Limited Partners). Such appointments shall become effective if and when the new appointee(s) accepts the appointment in writing vis-à-vis the General Partner or the other Managing Limited Partner (if any).

6.3	The Managing Limited Partners shall manage the affairs of the Partnership in accordance with this Partnership Agreement. The General Partner is excluded from managing the Partnership’s affairs. The Managing Limited Partners shall manage the affairs of the Partnership jointly at their discretion and in accordance with the law, this Partnership Agreement and the Partnership’s contractual commitments (in particular including its obligations under the Investment Agreement). Should only one Managing Limited Partner be appointed, this Managing Limited Partner manages the Partnership’s affairs alone.

6.4	The General Partner shall be entitled to represent the Partnership vis-à-vis third parties (Vertretungsbefugnis). Subject to § 9.2 hereof, prior to taking any action or making any declarations it shall obtain (i) the instructions of the Managing Limited Partners, or (ii) instructions from the Partners in form of a properly adopted partnership resolution. If the General Partner disagrees with instructions of the Managing Limited Partners, before complying with the relevant instructions, the General Partner is entitled to submit to the Partners a written resolution in accordance with § 7.4 or to call a formal partners meeting in accordance with § 7.5 to obtain confirmation of the relevant instructions. The General Partner is bound by the instructions of the Managing Limited Partners as confirmed by a Partnership resolution.

6.5	The Managing Limited Partners are authorised to represent the Partnership vis-à-vis third parties (Handlungsvollmacht). If the Partnership has only one Managing Limited Partner, the Managing Limited Partner is authorised to represent the Partnership alone. If more than one Managing Limited Partner have been appointed, two Managing Limited Partners are authorised to represent the Partnership jointly.

6.6	The Managing Limited Partners and the General Partner (including its managing directors) are exempt from the restrictions of § 181 of the German Civil Code (BGB) as regards any dealings with or involving the Partnership.

6.7	The General Partner shall be entitled to immediate reimbursement of any expenses incurred by it for representing the Partnership. Moreover, irrespective of the annual result of the Partnership, the General Partner shall be paid a sum equivalent to 5% p.a. of its share capital as compensation for the liability assumed by it. The Managing Limited Partners shall not be entitled to any compensation for the services to be rendered hereunder.

§ 7	RESOLUTIONS OF THE PARTNERSHIP, PARTNERS MEETINGS

7.1	The Partners shall pass resolutions (Gesellschafterbeschlüsse) as provided for under applicable law or this Partnership Agreement and in particular on the following issues:
(a)	appointment and rescission of the appointment of the Managing Limited Partners;

(b)	if the production of audited accounts is required (by law or under this Partnership Agreement), the appointment of a chartered accountant or firm of chartered accountants as auditor;

(c)	adoption of the annual accounts (in audited form if so required);

(d)	appropriation of the annual result;

(e)	formal approval of the acts of the General Partner and the Managing Limited Partners;

(f)	instructions to the General Partner in accordance with § 6.4;

(g)	dissolution of the Partnership; and

(h)	any other matters that are not part of the ordinary business operations or that involve rights of the Partnership in dealings with its General Partner or any of the Managing Limited Partners and/or the their respective managing directors.
7.2	Unless a higher majority is imposed by mandatory law or this Partnership Agreement, resolutions of the Partnership shall be adopted by a 75% majority of the votes entitled to be cast on the resolution provided that the votes of Reserve GmbH shall not be counted towards the 75% majority. Each EUR 10 of the amount recorded in the capital accounts I, II and III shall entitle the respective Partner to one vote. Changes to this Partnership Agreement and any resolution which would result in an appropriation of profits to Limited Partners other than in accordance with their respective Proportional Interest in the Partnership shall require the approvals of the General Partner and Reserve GmbH.

7.3	Partnership resolutions may be passed by way of a written procedure as set forth in § 7.4 or in a formal partners meeting as set forth in § 7.5

7.4	The Partners expect that most business will be conducted and most resolutions will be adopted by written resolution. A resolution shall have been validly adopted by the Partnership if
(a)	a Managing Limited Partner issues a request for a written vote on a proposed resolution,

(b)	such request is submitted to each Partner in writing (including transmission by telefax or email),

(c)	the request sets forth the resolution proposed to be adopted and instructs each Partner to vote on this resolution in writing, such vote to be received by one of the Managing Limited Partners within a specified time (unless the Partners unanimously agree otherwise in respect of a specific resolution, such time to be no shorter than ten business days from the date on which the requests have been mailed or otherwise transmitted to all Partners, provided that the Managing Limited Partners are entitled to shorten this period to two business days in case of any urgency of the matter),

(d)	the request has actually been received by each Partner prior to the date by which the Partner is required to vote on the resolution,

(e)	no Limited Partner opposed the adoption of the resolution by way of a written resolution, and

(f)	of those Partners who responded to the request in time, the necessary majority voted in favour of the proposed resolution.
Each Managing Limited Partner, the General Partner, as well as Partners acting jointly and representing more than 25% of the total available votes under § 7.2, shall be entitled to propose a written resolution to be adopted in the process outlined in this § 7.4. The proposal for a written resolution is to be submitted in writing to any of the Managing Limited Partners. Such Managing Limited Partners shall inform the other Managing Limited Partners (if any) of the request and shall without undue delay issue a request for a vote to the Partners on such proposed written resolution in accordance with this provision. The Managing Limited Partners shall inform the Partners of the outcome of any written procedure conducted in accordance with this provision without undue delay and at the latest within two weeks after the resolution has been adopted or rejected, as the case may be. Any Partner challenging the validity of the written resolution may do so only within four weeks after being informed of the outcome of a written approval process by initiating an arbitration procedure in accordance with the Arbitration Agreement for the purpose of having the resolution declared invalid. Any defects in respect of the written resolution which are not properly challenged within this period are deemed cured.

7.5	Each Managing Limited Partner, the General Partner, as well as Partners acting jointly and representing more than 25% of the total available votes under § 7.2, shall be entitled to require the Managing Limited Partners to call a partners meeting (Gesellschafterversammlung). Such request shall be in writing, setting forth the proposed agenda of the partners meeting and shall be addressed to one of the Managing Limited Partners. Such Managing Limited Partner shall inform the other Managing Limited Partners (if any) of the request and shall without undue delay call a partners meeting. Partners meetings shall be held at the Partnership’s registered office or any other place that is acceptable to all Partners. A partners meeting shall be called in writing (including transmission via e-mail) and with a notice period of ten business days (not counting the day the invitation to the meeting is mailed or otherwise transmitted to all partners and the day of the meeting). The partners meetings shall be chaired by the oldest Managing Limited Partner present. The chairperson shall determine whether the necessary number of votes (§ 7.2) are represented at the meeting to adopt Partnership resolutions and shall decide on the method by which votes are to be taken, unless the partners meeting decides otherwise. At a partners meeting, each Partner shall be entitled to be accompanied by any legal, financial or tax adviser who is subject to a professional duty to maintain confidentiality. The chairperson shall inform all Partners of the outcome of the partners meeting without undue delay and at the latest two weeks after the meeting. Any Partner challenging the validity of a resolution adopted at the partners meeting may do so only within four weeks after being informed thereof by initiating an arbitration procedure in accordance with the Arbitration Agreement for the purpose of having the resolution declared invalid. Any defects in respect of the partners meeting or the resolutions adopted therein which are not properly challenged within this period are deemed cured.

7.6	Each fiscal year, no later than two months after the final preparation and, if applicable, audit of the annual financial statements of the previous fiscal year either a written procedure in accordance with § 7.1 shall be conducted or a partners meeting shall be held. The resolutions to be adopted or the agenda for the partners meeting to be held shall in all cases include the items referred to in § 7.1 b), c), d) and e) above.

7.7	Except as otherwise stipulated in this Partnership Agreement and to the extent that this is permissible under applicable law, Limited Partners shall also be entitled to vote on resolutions concerning the formal approval of their own acts, their release from any liability, or any legal transaction or the institution or termination of legal proceedings by which they are personally concerned or that involve a firm affiliated with them within the meaning of § 17 of the Stock Corporation Act (AktG).

§ 8	ANNUAL FINANCIAL STATEMENT AND APPROPRIATION OF RESULTS

8.1	The fiscal year of the Partnership shall be the calendar year. The period between the date of formation of the Partnership to December 31, 2005 shall be an abbreviated fiscal year (Rumpfgeschäftsjahr).

8.2	Annual statement of accounts shall be drawn up by the Managing Limited Partners within the first three months after the end of the relevant fiscal year and in compliance with the statutory balance-sheet format and valuation provisions, taking into due consideration the provisions of tax law relating to the assessment of profits. If prescribed by law or required under a resolution of the Partners, the annual statement of accounts shall be submitted to the Partnership’s auditor for a formal audit.

8.3	The Managing Limited Partners shall submit the annual statement of accounts and the auditor’s examination report (if any) to the Partners immediately after receipt of these documents.

8.4	The Limited Partners shall participate in the Partnership’s profits and losses in proportion to their interest in the Partnership. Such proportional interest is to be determined on the basis of their respective balances in the capital accounts I, II and III (expressed as a percentage the “Proportional Interest”). The Partners shall not be required to make any additional capital contributions, even if the Partnership is liquidated. This shall not affect the provisions of § 171 para. 1 German Commercial Code (the “HGB”).

8.5	Any annual surplus shall, unless otherwise provided for herein or unless otherwise resolved by the Partners, be credited to each Partner’s current account. Any annual deficit shall be covered by the liquidation of reserves (if any). If the reserves are not sufficient to cover the entire annual deficit incurred, the balance of such deficit shall be booked to the loss carryover accounts. Any future annual surplus shall then be used to balance the loss carryover accounts.

8.6	The partners, other than the Managing Limited Partners, shall not participate in the preparation of the accounts. The rights of the Limited Partners under § 166 para. 1 and 3 HGB remain in effect. The Managing Limited Partners may require those Limited Partners who want to exercise these rights, to jointly instruct one legal, financial or tax adviser who is subject to a professional duty to maintain confidentiality. In this case, the Partnership shall comply with its obligations under § 166 HGB vis-à-vis the adviser acting on behalf of the Limited Partners.

8.7	The Partnership shall provide to each Partner such information and such documents as the Partner may require to comply with its obligations to file proper tax returns and to respond to enquiries of appropriate tax authorities.

8.8	Withdrawals of funds by the Partners from the Partnership shall only be permissible up to the amount of any credit balance on their current accounts. Subject to the ability of the Partnership to pay out the entire balance of all current accounts each Partner shall be entitled to withdraw funds from its current account at any time. Such request shall be made in writing addressed to one of the Managing Limited Partners. If the Partnership has insufficient funds available to pay each Limited Partner’s current account balance, the Partnership shall distribute to each Partner who so requires a pro-rated amount of the available funds reflecting such Limited Partner’s Proportional Interest in the Partnership. The Managing Limited Partners shall arrange for the transfer of funds withdrawn pursuant to Sentence 1 of this Clause to a bank account of the withdrawing Partner without undue delay and at the withdrawing Partner’s cost.

§ 9	PARTNERSHIP’S OWNERSHIP OF SHARES AND PECS

9.1	The Partners acknowledge that the Partnership is a party to the Investment Agreement and that under the Investment Agreement, the Partnership, the Managers and their Investment Vehicles will have the benefit of and will be subject to certain rights and obligations in connection with a potential sale of all or some of the shares in Elster held by other investors.

9.2	The Partnership shall, from time to time as necessary, adopt a Partnership resolution on how to exercise its voting rights in respect of Elster. Reserve GmbH shall not be entitled to vote on such resolution. To implement the foregoing, the Managing Limited Partners shall in good time seek the instructions on any pending exercise of voting rights and provide the Limited Partners with the available information necessary or useful to make an informed decision on the exercise of their rights. Subject to any limitations agreed to in or in connection with the Investment Agreement, the Partnership shall vote in accordance with such resolution a number of Shares to be computed as follows: 100% minus the Proportional Interest of Reserve GmbH in the Partnership; the difference to be multiplied by the total number of Shares owned by the Partnership in Elster (not including any Additional Shares as the same are defined in Sec. 10). In respect of the remainder of the shares it owns in Elster, it shall vote a number of shares corresponding to Reserve GmbH’s proportional share in accordance with the instructions of Reserve GmbH and the Additional Shares in accordance with the instructions which the Partnership receives from the beneficial owner of these additional shares.

9.3	Subject to § 10, § 9.1 and § 9.2 apply correspondingly to any other equity security interest which the Partnership may hold in Elster.

§ 10	PRE-EMPTIVE RIGHTS TO NEW SHARES OR OTHER EQUITY SECURITY INTERESTS IN ELSTER

10.1	Under circumstances set out in the Investment Agreement, and subject to the articles of association of Elster, the Partnership will be entitled to exercise pre-emptive rights in connection with an increase of the issued share capital by Elster (the “New Issue”). Upon receipt of a proper notification of a New Issue, the Managing Limited Partners shall forthwith
(a)	inform each Limited Partner of the proposed New Issue,

(b)	provide each Limited Partner with the offering memorandum or other information received by the Partnership in connection with the proposed New Issue and in particular inform the Limited Partners about the proposed subscription price for the shares to be issued, and

(c)	inform the Limited Partners about the procedural steps such Limited Partner will have to comply with if such Limited Partner wishes to indirectly participate in the New Issue.
10.2	Each Limited Partner shall be entitled to participate in the New Issue by indirectly acquiring its proportional share of the New Issue. The maximum number of shares in respect to which a Limited Partner may indirectly participate in the New Issue is hereinafter referred to as “Entitlement”. Each Limited Partner’s Entitlement shall be computed as follows:
(a)	total number of shares which the Partnership (as a whole) is entitled to subscribe to in the New Issue times

(b)	the Limited Partner’s Proportional Interest.
10.3	In the event that one or more Limited Partners decide not to subscribe to their Entitlement, they shall inform a Managing Limited Partner of this decision (the number of shares in respect of which the subscription rights are not exercised is hereinafter referred to as the “Available Entitlement”). Such Managing Limited Partner shall notify the remaining Limited Partners thereof. Each of the Limited Partners who have exercised their Entitlement in full shall be entitled to offer to subscribe to some or all of the Available Entitlement. The total number of shares which such Limited Partners offered to subscribe to in addition to their respective Entitlement is hereinafter referred to as the “Additional Entitlement Subscription”. If the Additional Entitlement Subscription exceeds the Available Entitlement, each Limited Partner intending to subscribe to any of the Additional Entitlement Subscription (the “Offeror”) shall be entitled to subscribe proportionally to the Available Entitlement, such proportion to be computed as follows: total of Available Entitlements divided by the

Additional Entitlement Subscription times the number of shares which the respective Offeror offered to subscribe to in addition to his Entitlement. As an example, if 1000 Shares are not subscribed to by certain Limited Partners but of the remaining four Limited Partners each would like to take up 400 shares, the number of shares which each such Limited Partner shall be entitled to equals 250 (1,000 divided by 1,600 multiplied by 400). The Managing Limited Partner shall decide on the applicable method and time periods to be obeyed to exercise the right to subscribe to some or all of the Available Entitlement. Such instructions may require the Limited Partners to pay to the account of the Partnership the subscription price for all of the shares in respect of which such Limited Partner offers to participate in the Available Entitlement.

10.4	The number of shares in respect of which such partner actually exercises its Entitlement plus the number of shares (if any) which a Limited Partner acquires under § 10.3 are hereinafter referred to as the “Additional Shares”.

10.5	The Partnership, as represented by the General Partner, shall use reasonable efforts to comply with the instructions of a Limited Partner to subscribe to the Additional Shares if such instructions are received in time to permit the Partnership to participate in the New Issue and if such instructions are accompanied by payment to the Partnership of the amount due to Elster for the subscription to the Additional Shares (the amount payable for the Additional Shares “Subscription Payment”). If the subscription by the Partnership fails after receipt of the Subscription Payment, the Partnership shall return the same to the relevant Limited Partner.

10.6	If all of the Limited Partners exercise their Entitlement in full, the Subscription Payments shall be credited to each Limited Partners’ capital account II and the Additional Shares shall become Shares for purposes of this Agreement. Otherwise, the Partnership and the respective Limited Partner may (either prior to or after the payment of the Subscription Payment) agree to adjust such Limited Partner’s capital account I and/or capital account II to properly reflect the increased investment by the respective Limited Partner in the Partnership and such Limited Partner’s increased indirect interest in Elster. Such agreement shall not become effective before being approved by a Partnership resolution. Upon such approval, the Additional Shares shall become Shares for the purposes of this Partnership Agreement.

10.7	In the absence of an agreement as contemplated in § 10.6, the Partnership hereby agrees to pay to the respective Limited Partner in consideration of the payment of the Subscription Payment by such Limited Partner to the Partnership,
(a)	an amount equal to the dividends or other payments made by Elster to the Partnership on account of the Partnership’s ownership of the respective Additional Shares, and

(b)	an amount equal to the proceeds from a sale of the respective Additional Shares.

10.8	Payments pursuant to § 10.5 shall become due ten business days after the Partnership actually receives payment from Elster or the proceeds from a sale, as the case may be. Should the Partnership dissolve prior to the agreed adjustment of the capital accounts of the respective Limited Partner and before the sale of the Additional Shares, the Partnership shall transfer the Additional Shares to the respective Limited Partner.

10.9	In respect of voting rights or other shareholder rights attaching to the Additional Shares, § 9.2 applies correspondingly.

10.10	The provisions of this § 10 apply correspondingly to the issuance by Elster of other equity securities in respect of which the Partnership is entitled to exercise its pre-emptive rights.

10.11	Should Elster as a condition for the subscription to new shares (or other equity interests) require the subscriber to also subscribe to a proportional number of debt instruments, a Limited Partner may instruct the Partnership to exercise the subscription rights only in a manner consistent with the requirements imposed by Elster. Any debt instruments acquired on behalf of a Limited Partner are hereinafter referred to as “Additional PECs”. This § 10 applies correspondingly to Additional PECs.

§ 11	COMPULSORY TRANSFER OF LIMITED PARTNERSHIP INTERESTS

11.1	For the purposes of this Agreement:
11.1.1	a Manager, who resigns, is dismissed or otherwise ceases to be an employee of the Group is a “Leaver”;

11.1.2	the date on which a Manager gives notice or is given notice of such termination or is put on garden leave (Freistellung) is the “Trigger Date”;

11.1.3	a “Bad Leaver” is a Manager leaving who (i) resigns for any reason except for good cause for which the Elster Group is responsible or (ii) breaches any non-competition / confidentiality agreement, breach of the transfer restrictions under Clause 11 of the Investment Agreement, breach of his transfer obligations under Clauses 13 and 14 of the Investment Agreement, breach of his cooperation obligations under Clauses 15 and 16 of the Investment Agreement or breach of confidentiality obligations under Clause 19.2 (unless, but then only to the extent, the Manager is obliged and/or entitled to disclose such information to third parties under his service agreement) of the Investment Agreement, or the equivalent provisions to any of the foregoing in this Partnership Agreement (iii) is dismissed / removed from office for good cause for which he is responsible other than permanent disability (e.g. gross breach of duty, incapability) or (iv) if the Manager’s service contract in force at any time expires and the Manager does not accept the offer of a new service contract on at least the same financial terms and otherwise on substantially the same terms as the expired service contract;

11.1.4	a Leaver who is not a Bad Leaver is a “Good Leaver”. Notwithstanding any other provision, a leaver is not a Bad Leaver if (i) the Co-Investment Committee resolves that such leaver shall be a Good Leaver, (ii) he ceases to be employed as a result of his death, (iii) becomes permanently disabled for health reasons, or (iv) he retires at the age of 67 or other applicable statutory retirement age; and

11.1.5	the amount invested by a Manager in the Partnership being the price paid by such Manager to Reserve GmbH for the acquisition of his Limited Partnership Interest, plus in either case any amounts subsequently invested (which shall include any Subscription Payment) is his “Cost of Investment”.
11.2	Each Limited Partner hereby, but subject to the condition precedent that the Limited Partner (or in case of an Investment Vehicle holding the interest in the Partnership, the relevant Manager (the “Relevant Manager”)) becomes a Bad Leaver, hereby irrevocably offers to sell and transfer its Limited Partnership Interest to Reserve GmbH on the terms and conditions provided for in § 12.2 hereof. The right to acquire the Limited Partnership Interest granted to Reserve GmbH hereunder is herein referred to as a “Bad Leaver Call Option”.

11.3	Each Limited Partner hereby, but subject to the condition precedent that such Limited Partner (or its Relevant Manager) becomes a Good Leaver, hereby irrevocably offers to sell and transfer its Limited Partnership Interest to Reserve GmbH on the terms and conditions provided for in § 12.1 hereof. The right to acquire the Limited Partnership Interest granted to Reserve GmbH hereunder is herein referred to as a “Good Leaver Call Option”. The Good Leaver Call Option or the Bad Leaver Call Option, as the case may be, may only be exercised within a period of six months after the Trigger Date.

11.4	On the Trigger Date, the offeror’s voting rights in respect of his Limited Partnership Interest (including the rights in respect of the interests the Partnership holds on behalf of the Manager in Elster) are suspended, and the offeror shall no longer be entitled to exercise them. At any time after the Trigger Date in respect of either a Bad Leaver Call Option or in respect of a Good Leaver Call Option (the “Triggered Call Option”), Reserve GmbH may resolve that (i) that Reserve GmbH shall acquire the Limited Partnership Interest itself or (ii) that Reserve GmbH shall require the Leaver (or if applicable his Investment Vehicle) to transfer the Limited Partnership Interest to a person nominated by Reserve GmbH.

11.5	Upon receipt of a notice from Reserve GmbH informing the relevant offeror of the exercise of the Triggered Call Option, the offeror shall, without undue delay execute all such documents and take all actions as may reasonably be required to effect and to evidence the transfer of the Limited Partnership Interest free of any encumbrance in accordance with this § 11.5 and in particular to record the transfer of the Limited Partnership Interest to Reserve GmbH. The transfer of the Limited Partnership Interest shall take effect vis-à-vis third parties only at the time Reserve GmbH (or its designee in accordance with § 11.4), is registered in the commercial register as the transferee of the Limited Partnership Interest.

§ 12	COMPENSATION

12.1	In consideration of the transfer of the Limited Partnership Interest by an offeror, Reserve GmbH shall pay to the offeror an amount to be determined as follows (the “Transfer Price”):
(a)	In the case of a Good Leaver Call Option being exercised within 2 (two) years after the the date of the Good Leaver’s first investment (“Early Period”), the value for the vested Limited Partnership Interest attributable to the Good Leaver shall be the Cost of Investment plus accrued interest of 3% per annum up to the date of termination; or

(b)	in the case of a Good Leaver Call Option being exercised after expiration of the Early Period, the value for the Manager’s Equity Stake shall be the Market Value (as defined below) of the Manager’s Equity Stake (as defined below), but in any event shall not be less than the multiple of 7 (seven) times EBITA of the Elster Group for the last completed financial year less the amount as at the date of the end of the last completed financial year of the net financial debt (incl. pension provisions or underfunding) and PECs A and B (including accrued interest) of Elster on a consolidated basis (the “Base Value”). “Market Value” shall be established by applying the methodology used from time to time by the advisers/managers of the CVC Funds (as defined in the Investment Agreement) in their regular reporting package to the investors in the CVC Funds, and shall in any particular case be that pro rata share represented by the Shares attributable to the Manager’s Equity Stake (as a percentage) of the value shown for 100% of the ordinary share capital of Elster Group in the most recent report delivered to such investors on behalf of the CVC Funds. The Co-Investment-Committee shall notify the Market Value or the Base Value, as applicable, to the relevant Manager in writing,

(c)	plus in either case the nominal amount of the PECs attributable to the offeror (to be computed as the total number of PECs owned by the Partnership times the Proportional Interest of the respective Limited Partner — the “Look-through PECs”) plus the amount paid for Additional PECs (if any) plus accrued but unpaid interest on such PECs and Additional PECs up to the Trigger Date;

12.2	in the case of a Bad Leaver Call Option being exercised,
(a)	the value for the Limited Partnership Interest attributable to the Bad Leaver shall be the lower of the Market Value or the Cost of Investment plus accrued interest of 3% per annum up to the date of termination and

(b)	the lower of the nominal amount of the Look-through PECs attributable to the offeror and the Additional PECs (if any) plus accrued but unpaid interest on such PECs and Additional PECs up to the Trigger Date and the market value of the Look-through PECs and the Additional PECs (if any). In this case the Co-Investment Committee will notify the market value of Look-through PECs and Additional PECs (based on the report referred to in § 12.1(b)) lower than the nominal amount of the Look-through PECs and Additional PECs (if any).
12.3	The day on which the transfer of the Limited Partnership Interest upon the exercise of one of the options provided for in this Partnership Agreement herein is registered in the commercial register (the “Option Completion Date”).

12.4	In the case of a Good Leaver Option being exercised, the Transfer Price shall, subject to Reserve GmbH being able to fund such payment, be paid 30 Business Days after the Option Completion Date. In this case, interest shall accrue on the Transfer Price from the Option Completion Date to the date of payment on unpaid amounts at a rate of 3% p.a. and shall be payable at the same time the Transfer Price becomes due. If payment is not made when due, interest shall accrue from the date on which payment is due to the date payment is made in full at a rate equal to the Luxembourg statutory rate plus five percent (5%).

12.5	In the case of a Bad Leaver, the Transfer Price shall, subject as aforesaid, be payable at Exit. In this case, interest shall accrue on the Transfer Price from the Option Completion Date to the date of payment on unpaid amounts at a rate of 3% p.a. and shall be payable at the same time the Transfer Price becomes due. If payment is not made when due, interest shall accrue from the date payment is due to the date payment is made in full at a rate equal to the Luxembourg statutory rate plus five percent (5%).

12.6	If any Transfer Price calculated under this § § 12 is held to be invalid or unenforceable at law, the lowest legally valid and enforceable price shall apply instead.

12.7	If within six months of the Trigger Date in respect of a particular Good Leaver (a “Participating Good Leaver”) an Exit occurs, then the provisions of this § 12.7 shall apply:
12.7.1	for the purposes of this § 12.7 an Exit shall be treated as having occurred if either (a) a Listing takes place and the relevant shares are admitted to trading on the relevant exchange; in this case the Exit shall be deemed to occur on the first day such shares are traded; or (b) a binding, definitive contract for a Sale is signed and closing of that contract (and payment thereunder) occurs within 6 (six) months of it being signed; in this case the Exit shall be deemed to occur on the day the contract is signed;

12.7.2	if an Exit occurs and Reserve GmbH has exercised its Good Leaver Call Option in respect of a Participating Good Leaver, then the Participating Good Leaver shall be entitled to receive an amount equal to the excess (if any) of (a) the amount receivable in respect of such Management Equity Stake had he continued to hold it up to, and then disposed of it in, the Exit over (b) the amount payable in respect of his Management Equity Stake under §§ § 11 and § 12 (the “Top-Up”); and

12.7.3	an amount equal to the Top-Up shall be paid by Reserve GmbH to the Participating Good Leavers at the same time as proceeds are payable to other Shareholders.
§ 13	CALL OPTIONS FOR RESERVE GMBH

13.1	Subject to the condition precedent in § 5.4, each Limited Partner hereby irrevocably offers to Reserve GmbH to sell and transfer to Reserve GmbH its Limited Partnership Interest at the conditions set forth in this § § 13. The right to acquire a Limited Partnership Interest in accordance with this § § 13 is referred to as the “Default Call Options”.)

13.2	The Default Call Option may be exercised upon any of the following events occurring:
13.2.1	insolvency, composition, bankruptcy (including any statutory procedures requiring him to give a declaration as to his assets) or similar proceedings in any jurisdiction are initiated against a Manager;

13.2.2	insolvency, composition, bankruptcy (including any statutory procedures requiring the making of a declaration as to his assets) or similar proceedings in any jurisdiction are initiated (or declined for lack of assets) against any Investment Vehicle (unless the same is terminated or released within 4 weeks of its creation) or any resolution is passed or order or declaration made for the winding up, liquidation or cessation of any Investment Vehicle;

13.2.3	the creation of any pledge, lien or encumbrance over or any enforcement or equivalent proceedings being initiated against a Limited Partnership Interest or any Investment Vehicle (unless the same is terminated or released within 4 weeks of its creation);

13.2.4	the Manager ceasing to control and to be economic owner of at least 75% of any Investment Vehicle or to be the beneficiary under the scheme under which the Investment Vehicle holds or manages the Limited Partnership Interest;

13.2.5	on a Manager’s divorce (except where proof is provided to the satisfaction of the Co-Investment Committee that the divorce does not impact the control, economic ownership and transferability of the Limited Partnership Interest whereby it is acknowledged that this is the case if the German matrimonial law on community of surplus (Zugewinngemeinschaft) or separation of property (Gütertrennung) or equivalent provisions in other jurisdictions apply); and

13.2.6	material breach or entry into agreements or arrangements which (if implemented) could reasonably be expected to lead to a material breach of the transfer restrictions under Clause 11 of the Investment Agreement, breach of his transfer obligations under Clauses 13 and 14 of the Investment Agreement, breach of his cooperation obligations under Clauses 15 and 16 of the Investment Agreement or breach of confidentiality obligations under Clause 19.2 (unless, but then only to the extent, the Manager is obliged and/or entitled to disclose such information to third parties under his service agreement) of the Investment Agreement, or the equivalent provisions to any of the foregoing in this Partnership Agreement.
13.3	The value for the Limited Partnership Interest called under the Default Call Option shall be the Cost of Investment plus accrued interest of 3% per annum up to the date of the trigger event plus interest accrued on the PECs B up to the date of the trigger event (the “Call Price”) unless the circumstances triggering the Default Call Option also trigger a Bad Leaver Call Option, in which case the Call Price shall be the lower of the Market Value or the Cost of Investment plus accrued interest of 3% per annum. Interest shall accrue on the Call Price from the date of the Trigger Event at a rate of 3% p.a. until the date of payment.

13.4	§ 11.4 shall apply mutatis mutandis to the Default Call Options, provided that for these purposes the “Trigger Date” shall be the date on which the event triggering the Default Call Option under § 13.1 occurred.

13.5	Clauses 11.3 and 12.4 shall apply mutatis mutandis to this Clause § 13.

§ 14	DURATION/TERMINATION

14.1	The Partnership is established for an indefinite period.

14.2	The Partnership shall dissolve 18 months after the Partnership ceased to own any Shares unless (i) the Partners shall vote for the continuation of the Partnership with a 95% majority of votes that may be cast, or (ii) the Partnership in the course of a restructuring in preparation of an exit or in the course of a corporate reorganization for tax or other reasons exchanges its Shares (directly or indirectly) into an equity interest of another entity and such other entity continues to operate the same business as previously conducted by Elster and its affiliates (a “Successor Entity”). In this case, each reference to Elster in this Partnership Agreement shall be replaced by a reference to the Successor Entity

14.3	Prior to the dissolution of the Partnership in accordance with § 16.2 and while the Partnership holds any Shares, the Partnership can be dissolved only by a unanimous decision of the partners. Such unanimous decision shall also be required to amend the forgoing sentence. Should the Partnership cease to own Shares (in Elster or a Successor Entity), the partners may resolve to dissolve the Partnership by resolution a vote of 75% of the votes entitled to be cast provided that the votes of Reserve GmbH shall not be counted towards the 75% majority.

14.4	A partner may terminate the Partnership only for cause as defined in § 133 HGB. The right to force a termination in accordance with § 133 HGB is excluded and replaced by a right to terminate. Such right to terminate is to be exercised in writing and only after complying with the requirements set forth in § 14.5.

14.5	Prior to being entitled to terminate the Partnership for cause, each Limited Partner is required to offer to sell its Limited Partnership Interest to Reserve GmbH in writing and at the terms and conditions provided for a sale and transfer of the Limited Partnership Interest in case of the exercise of a Bad Leaver Option provided that the Transfer Price in this case shall be 80% of the Transfer Price payable to a Bad Leaver, and provided further, that in this case the “Trigger Date” shall be the date as of which such Limited Partner would, but for this provision, be entitled to terminate the Partnership Agreement. Reserve GmbH shall be entitled to accept this offer within a period of 3 weeks after the conditions of such sale have been determined in accordance with § 12.1 (b). If Reserve GmbH accepts the offer, the offering Limited Partner shall be required to transfer its Limited Partnership Interest to Reserve GmbH at the applicable terms and conditions and the offering Limited Partner shall not be entitled to terminate the Partnership.

14.6	Reserve GmbH and the General Partner shall not be required to offer their Limited Partnership Interest before exercising a right to terminate the Partnership for cause. The termination by Reserve GmbH or the General Partner shall become effective only if it has not been rescinded within four weeks after Reserve GmbH or the General Partner, as the case may be, exercised its termination right in writing.

14.7	Should the Partnership dissolve, the Partnership shall be liquidated. The Managing Limited Partners shall be the liquidators.

14.8	In the event of any liquidation or winding up of the Partnership, any outstanding costs or charges owed by the Partnership to General Partner GmbH and Reserve GmbH shall be fully repaid before any payments are made in respect of Limited Partnership Interests to Limited Partners in the Management Investor Company and, for the avoidance of doubt, any such payments shall only be made net of any other liability of the Partnership. This preference will also apply in any case where funds are received by the Partnership for return to its Limited Partners.

§ 15	SUCCESSION UPON DEATH

15.1	Upon the death of a Partner, the Partnership shall be continued with the heirs, legatees, or statutory heirs of such Partner, as the case may be, until Reserve GmbH acquires the Limited Partnership Interest of the deceased by exercising one of its options provided for in § 11.

§ 16	DUTY TO MAINTAIN CONFIDENTIALITY

16.1	Each Partner shall maintain confidentiality towards third Parties with respect to any confidential matters he/it gains knowledge of in his/its capacity as a Partner and/or in connection with any work for the Partnership, including in particular information concerning balance sheets or any deliberations or resolutions of the Partners. This duty to maintain confidentiality shall continue to apply after a Partner’s withdrawal from the Partnership. It shall not affect the right of the Partners to submit their balance sheets to banks. Furthermore, each Partner shall be entitled to disclose such confidential matters to members of the legal, tax or financial consultation professions subject to a professional duty to maintain secrecy if and to the extent that the disclosure of such information is in the legitimate interest of the Partner concerned. Other exceptions from the duty to maintain confidentiality may be authorized by a Partnership resolution in the individual case.

§ 17	POWER OF ATTORNEY FOR DEALINGS WITH THE COMMERCIAL REGISTRY

Each Limited Partner shall grant a notarially certified power of attorney to the General Partner authorizing the latter to represent it towards the commercial registry with respect to any matter concerning the Partnership.

§ 18	FISCAL YEAR/PUBLICATIONS

18.1	The fiscal year shall be the calendar year. The first fiscal year shall be an abbreviated fiscal year ending on December 31 of the year in which the Partnership is established and takes up its business activities.

18.2	Notices of the Partnership shall be published in the Federal Gazette (Bundesanzeiger).

§ 19	PARTIAL INVALIDITY, INTERPRETATION AND AMENDMENTS TO THIS AGREEMENT

19.1	Should any provision of this Partnership Agreement, or any provision that may be included in this Partnership Agreement in the future, or any part of any such provision, be or become ineffective or impossible to implement, or should this Partnership Agreement prove to have a contractual gap, this shall not adversely affect the validity off the other provisions hereof. Any such provision that may prove to be ineffective or impossible to implement, or any contractual gap that may be contained herein, shall be replaced or filled by such reasonable provision which is acceptable in legal terms and which comes as close as possible to what the parties intended to agree on or, judging by the purpose and the essence of this Partnership Agreement, would have agreed on had they considered the relevant issue.

19.2	If any provision hereof is ineffective or impossible to implement due to the quantity or extent of any contractual performance, or the time within which such performance is to be rendered (i.e. a deadline set in the form of a specific date or period of time), the parties shall be deemed to have agreed on such quantity, extent or time that is acceptable in legal terms and that comes as close as possible to the original provision.

19.3	All arrangements concerning the contractual relationship between the Partners or between the Partners and the Partnership shall only be binding if made in writing, unless they are agreed on in the form of a Partnership resolution, or unless the law requires that they be recorded by a notary. This shall also apply to any waiver of this requirement of written form.

19.4	This Agreement contains all agreements reached between the parties as of the date hereof. There are no side agreements as of the date hereof.

19.5	Terms defined in the Investment Agreement and not otherwise defined in this Partnership Agreement shall bear the same meaning in this Partnership Agreement.

19.6	Should there be any differences in the interpretation between this Partnership Agreement and the Investment Agreement, then the Partnership Agreement shall be applied and interpreted so as to conform with the Investment Agreement.

§ 20	ARBITRATION, JURISDICTION

20.1	Any dispute arising out of or in connection with this Partnership Agreement (including such on the validity of this clause), which cannot be settled amicably shall be finally settled by arbitration in accordance with the separate arbitration agreement (the “Arbitration Agreement”). The issue in dispute shall be finally settled according to the Arbitration Rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. — DIS) without recourse to the ordinary courts of law by an arbitration tribunal which shall consist of three arbitrators and which shall have its seat in Frankfurt/Main. Any arbitration shall be conducted in the English language.

20.2	The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) as well as for all disputes between the parties that are not arbitrable and for which there is no other exclusive place of jurisdiction is Frankfurt/Main.

20.3	This Agreement is governed by German law.

ANNEX 5.4
ARBITRATION AGREEMENT

This ARBITRATION AGREEMENT is made on [•] 2006
BETWEEN:
(1)	Rembrandt Nachtwache Verwaltungs GmbH, registered in the commercial register of the local court of Wiesbaden under HRB 21938 (the “General Partner”); and

(2)	Nachtwache Reserve GmbH, registered in the commercial register of the local court of Wiesbaden under HRB 21891 (the “Reserve GmbH”); and

(3)	[•], resident at [•] (the “Limited Partner”)

(4)	and such other persons who from time to time may become partners in Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, registered in the commercial register of the local court of Wiesbaden under HRA 8922 (together, the “Parties”).
WHEREAS
(A)	The Parties have entered into a partnership agreement dated 15 August 2005 (as amended from time to time, the “Partnership Agreement”) regarding Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG with its registered office in Wiesbaden and registered in the commercial register of the local court of Wiesbaden under HRA 8922.

(B)	Pursuant to Clause 20 of the Partnership Agreement any dispute under or in connection with the Partnership Agreement which cannot be settled amicably shall be finally settled according to the Arbitration Rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. — DIS) without recourse to the ordinary courts of law by an arbitration tribunal which shall consist of three arbitrators.
NOW IT IS AGREED AS FOLLOW
In accordance with the arbitration clause in the Partnership Agreement the Parties hereby enter into the following arbitration agreement (the “Arbitration Agreement”):
§1	Competence of an arbitration tribunal

1.1	All disputes arising out of or in connection with the Partnership Agreement (including the validity of the arbitration clause in Clause 20 of the Partnership Agreement and this Arbitration Agreement) shall be decided by an arbitration tribunal without recourse to the ordinary courts of law.

§2	Arbitration proceedings

2.1	The arbitration tribunal shall have its seat in Frankfurt am Main.

2.2	The arbitration tribunal shall consist of three arbitrators.

2.3	The arbitration proceedings shall be conducted in the English language. Documents in the German language need not be translated.

2.4	In addition to the above, the arbitration rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) shall apply.

2.5	Each party hereby authorize , , (the “Notary”), to accept for each of them as attorney in fact (authorized recipient) the declarations of the other parties regarding the entering into this Arbitration Agreement. The Arbitration Agreement concluded by the Parties shall then be deposited with the Notary and any party shall be entitled to receive a certified copy of it.

§3	Miscellaneous

3.1	Any cancellation of or amendment to this Arbitration Agreement shall only be binding if in writing. This also applies to a waiver of this requirement of written form. There are no side agreements to this Arbitration Agreement.

3.2	Should any provision of this Arbitration Agreement, or any part of such provision, be or become ineffective or impossible to implement, or should this Arbitration Agreement prove to have a contractual gap, this shall not adversely affect the validity of the other provisions hereof. Any such provision that may prove to be ineffective or impossible to implement, or any contractual gap that may be contained herein, shall be replaced or filled by such reasonable provision which is acceptable in legal terms and which comes as close as possible to what the Parties intended to agree on or, judging by the purpose and essence of this Agreement, would have agreed on had they considered the relevant issue.

3.4	This Arbitration Agreement is governed by German law. It shall remain in force in respect to each of the persons who acceded to it even after such person ceases to be a partner of the Partnership.

3.5	This Arbitration Agreement may be terminated only for important cause. The arbitration tribunal shall be authorized to determine any dispute concerning an alleged termination of this Arbitration Agreement.

[•],[•] 2006

[•] as managing director of Rembrandt Nachtwache Verwaltungs GmbH with the right to represent alone an exempt from the restrictions on self dealing imposed by § 181 BGB

[•] as managing director of Nachtwache Reserve GmbH with the right to represent alone an exempt from the restrictions on self dealing imposed by § 181 BGB

([•])

DEED OF ACKNOWLEDGMENT AND UNDERTAKING

DEED OF ACKNOWLEDGEMENT AND UNDERTAKING
This Deed is signed this ___ day of [•] 2006 by [•] (the “Covenantor”)
WHEREAS:
(A)	Nachtwache Acquisition GmbH and Nachtwache Furnaces GmbH have entered into a purchase agreement for the acquisition of the furnaces and meterting business of E.ON Ruhrgas Aktiengesellschaft by means of acquiring the shares and assets of various companies worldwide;

(B)	Nachtwache Acquisition GmbH and Nachtwache Furnaces GmbH are wholly-owned subsidiaries of Elster Group S.à.r.l. (formerly Gold Silver S.à.r.l) (“Elster S.à r.l”).

(C)	The Covenantor is acquiring an indirect equity interest in Elster S.à r.l. through investing as a limited partner in Nachtwache Management Vermögensverwaltungs GmbH & Co. KG (“Management KG”). The Covenantor acknowledges and accepts that the investments in Elster S.à.r.l and in Management KG are governed by the Investment and Shareholders Agreement regarding Investments in Elster Group S.à.r.l. entered into on 8 September 2005 (as amended from time to time, the “Agreement”) and that it is in his interests to agree to be bound to the Agreement, insofar as its provisions are relevant to them.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1.	Terms defined in the Agreement and not otherwise defined in this Deed shall bear the same meaning in this Deed.

2.	The Covenantor hereby agrees to be bound by the terms of the Agreement, a copy of which it has received, and in particular to be bound by Clauses 11 to 17 and 19.2 of the Agreement and any other Clause expressly or impliedly applicable to the Covenantor.

3.	This Deed is governed by and shall be construed in accordance with the laws of The Grand Duchy of Luxembourg. Any dispute arising under or in connection with this Deed of Adherence shall be settled by the competent court in Luxembourg, The Grand Duchy of Luxembourg, subject to appeal in accordance with the applicable law.
IN WITNESS WHEREOF this Undertaking has been executed by the Covenantor on                                                              2006.

Signed as a deed by            )
[•]                                                   )

in the presence of:                                  )

Signature of witness

Name of witness

Address of witness